Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
October 11, 2016	Chicago, Illinois 60606-4637

Yum China Holdings, Inc.	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
7100 Corporate Drive	www.mayerbrown.com
Plano, Texas 75024

16/F Two Grand Gateway
3 Hong Qiao Road
Shanghai 200030
People’s Republic of China

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Yum China Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to 45,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s Long Term Incentive Plan (the “Plan”), as described in the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission  (the “Commission”) on the date hereof. The Shares include up to 10,000,000 shares of Common Stock, the offer and sale of which has been registered pursuant to the Company’s registration statement on Form S-1 (File No. 333-213719), to the extent such shares are not sold pursuant to such registration statement and otherwise become available for issuance pursuant to the Plan.

As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Plan, the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in conformity with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws.

The opinion expressed herein is as of the date of this letter. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any change in applicable law that may hereafter occur.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

October 11, 2016

We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP